Exhibit 99.1

eMagin Secures Revolving Credit Facility

Credit Line Bolsters Access to Operational Cash

BELLEVUE, Wash., Aug. 9, 2007 – eMagin Corporation (OTC:EMAN), a leader in virtual imaging technology, has established a $2.5 million revolving credit facility with Moriah Capital. The company will use the credit line to ensure timely access to working capital.

“We’ve positively addressed yet another key financial challenge, access to the working capital to fund the growth we’ve experienced,” said K.C. Park Interim CEO and President, eMagin Corporation. “Because we’re a manufacturer, the costs related to revenues are incurred 30 to 60 days before receipt of payment.  With demand driving revenue increases of more than 100% during the first half of 2007, this timing of cash flows was inhibiting growth.  The credit facility links increases in inventory or receivables to increased borrowing capacity.”

The agreement with Moriah Capital allows for the company to borrow up to $2.5 million based on qualified receivables and inventory. Additional details surrounding this agreement will be available in an 8K to be filed with the SEC.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company’s own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington.

Media Contact: Joe Runde, 425-749-3636, jrunde@emagin.com
Investor Contact: John Atherly, 425-749-3622, jatherly@emagin.com